      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1994

                                                        REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       SPELLING ENTERTAINMENT GROUP INC.
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

                       FLORIDA                                                59-0862100
           (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER IDENTIFICATION NO.)
            INCORPORATION OR ORGANIZATION)

                            5700 WILSHIRE BOULEVARD,
                         LOS ANGELES, CALIFORNIA 90036
                                 (213) 965-5700
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               THOMAS W. HAWKINS,
                  VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                             ONE BLOCKBUSTER PLAZA
                         FORT LAUDERDALE, FLORIDA 33301
                                 (305) 832-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:

                              BRYAN D. ROSENBERGER
                        ECKERT SEAMANS CHERIN & MELLOTT
                          600 GRANT STREET, 42ND FLOOR
                         PITTSBURGH, PENNSYLVANIA 15219

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

               TITLE OF                                        PROPOSED MAXIMUM   PROPOSED MAXIMUM       AMOUNT OF
             SECURITIES TO                   AMOUNT TO BE       OFFERING PRICE        AGGREGATE      REGISTRATION FEE
             BE REGISTERED                    REGISTERED         PER SHARE(1)     OFFERING PRICE(1)         (1)
- ----------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value per share       825,400 shs.           $10.06           $8,303,524           $2,864

(1) Calculated in accordance with Rule 457(c) on the basis of the average of the high and low sales prices of the Company's Common Stock on May 4, 1994.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS

                                 825,400 SHARES
                       SPELLING ENTERTAINMENT GROUP INC.

                                  COMMON STOCK

                               ------------------
THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
    EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION NOR  HAS  THE
       SECURITIES   AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
            COMMISSION PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF
                THIS   PROSPECTUS.  ANY  REPRESENTATION  TO  THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The 825,400 shares of common stock, $.10 par value per share (the "Common Stock"), of Spelling Entertainment Group Inc. (the "Company") covered by this Prospectus may be issued from time to time by the Company upon the exercise of a warrant previously granted to The Paragon Group, A California Limited Partnership ("Paragon"). See "Securities Covered by this Prospectus."

    The Common Stock is listed on the New York Stock Exchange under the symbol "SP." The Common Stock is also listed on the Pacific Stock Exchange. On April 29, 1994, the closing price for the Common Stock, as reported on the New York Stock Exchange Composite Tape, was $10 5/8.

    No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus or any sale of shares of Common Stock offered hereby does not imply that there has been no change in the Company's affairs since the date hereof.

                  The date of this Prospectus is May   , 1994.

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Available Information...................    2
Documents Incorporated by Reference.....    2
The Company.............................    3
First Quarter 1994 Financial Results....    3
Securities Covered by this Prospectus...    4
Experts.................................    4

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94194, and reports, proxy and information statements and other information concerning the Company can be inspected at such exchanges.

    This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents heretofore filed by the Company with the Commission are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1993.

    2.  The Company's Current Report on Form 8-K dated April 26, 1994.

    3. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, dated April 17, 1972.

    In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus, and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents. Requests should be made to Spelling Entertainment Group Inc., Attn: Thomas W. Hawkins, One Blockbuster Plaza, Ft. Lauderdale, Florida 33301 (telephone (305) 832-3000).

                                  THE COMPANY

    Spelling Entertainment Group Inc. is a distributor and producer of filmed entertainment. The Company distributes television programs and feature films worldwide for television, cable and home video exhibition and holds a library with programming available both domestically and internationally. Spelling is also engaged in the development and production of television series, mini-series, movies-for-television and feature films. In addition, Spelling distributes theatrical motion pictures to entertainment media in the international market, produces feature films financed and distributed primarily by other studios and licenses music and merchandising rights associated with its television properties. As used in this Prospectus, the term "Company" refers to Spelling Entertainment Group Inc. and its subsidiaries, unless the context otherwise requires. The principal executive offices of the Company are located at 5700 Wilshire Boulevard, Los Angeles, California 90036 (telephone (213) 965-5700).

    On April 26, 1994, a wholly-owned subsidiary of the Company merged (the "Merger") with and into Republic Pictures Corporation ("Republic Pictures"). As a result of the Merger, Republic Pictures became a wholly-owned subsidiary of the Company. Republic Pictures is engaged in the development and production of television programming and the distribution of this programming and its extensive library of feature films, television movies, mini-series and specials.

    In connection with the Merger, each share of the common stock of Republic Pictures ("Republic Common Stock") outstanding immediately prior to the effective time of the Merger (the "Effective Time") was converted into the right to receive $13.00, without interest. Options and warrants to acquire Republic Common Stock outstanding immediately prior to the Effective Time were converted into the right to receive, upon payment of the exercise price (as adjusted as set forth below), 1.6508 shares of Common Stock for each share of Republic Common Stock into which such option or warrant was exercisable immediately prior to the Effective Time. The exercise price of such options and warrants was adjusted by multiplying such exercise price by 0.6058.

                      FIRST QUARTER 1994 FINANCIAL RESULTS

    On April 19, 1994, the Company announced consolidated results of operations for the three month period ended March 31, 1994. The results of operations, which are shown below (with comparative figures shown for the three month period ended March 31, 1993) and which have not been audited by the Company's independent public accountants, reflect, in the opinion of the Company, all material adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results of operations for such periods. The results of operations for interim periods are not necessarily indicative of results for the entire year.

                                                                         THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                        --------------------
                                                                          1994       1993
                                                                        ---------  ---------
                                                                           (IN THOUSANDS,
                                                                          EXCEPT PER SHARE
                                                                               DATA)
Revenue...............................................................  $  80,413  $  50,818
Operating costs and expenses..........................................     68,262     46,697
Operating income......................................................     12,151      4,121
Other income (expense), net...........................................       (132)    (1,508)
Income from continuing operations before income taxes.................     12,019      2,613
Provision for income taxes............................................     (5,165)    (1,674)
Income from continuing operations.....................................      6,854        939
Loss from discontinued operations, net................................     --         (5,515)
                                                                        ---------  ---------
Net income (loss).....................................................  $   6,854  $  (4,576)
                                                                        ---------  ---------
                                                                        ---------  ---------
Income (loss) per average common share:
  Continuing operations...............................................  $    0.11  $    0.02
  Discontinued operations.............................................     --          (0.11)
                                                                        ---------  ---------
Net income (loss) per common share....................................  $    0.11  $   (0.09)
                                                                        ---------  ---------
                                                                        ---------  ---------

                     SECURITIES COVERED BY THIS PROSPECTUS

    Prior to the Merger, Paragon held a warrant to purchase 500,000 shares of Republic Common Stock, which warrant, as a result of the Merger, was converted into a warrant to purchase 825,400 shares of Common Stock (the "Warrant"). The 825,400 shares of Common Stock covered by this Prospectus may be issued from time to time by the Company upon the exercise of the Warrant. The Warrant has an exercise price of $7.5725 per share, is currently exercisable and will remain exercisable until February 11, 1998. Any proceeds from the exercise of the Warrant will be added to the Company's working capital. The exercise price of the Warrant and the number of shares covered thereby adjust proportionately in the event that the number of outstanding shares of Common Stock is changed as a consequence of any stock dividend, stock split or combination of shares.

    The Company will pay all expenses of preparing and reproducing this Prospectus.

                                    EXPERTS

    The consolidated financial statements of Spelling Entertainment Group Inc. and subsidiaries as of December 31, 1992 and for each of the two years in the period ended December 31, 1992 incorporated by reference in this Prospectus and Registration Statement and included in Spelling Entertainment Group Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1993, have been audited by Ernst & Young, Independent Auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The Consolidated Financial Statements and Schedules of Spelling Entertainment Group Inc. and subsidiaries as of December 31, 1993 and the
Consolidated Financial Statements of Republic Pictures Corporation and Subsidiaries as of December 31, 1993 incorporated by reference in the Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The consolidated financial statements of Republic Pictures Corporation and subsidiaries as of December 31, 1992 and for each of the two years in the period ended December 31, 1992 incorporated by reference in this Prospectus and Registration Statement and included in Spelling Entertainment Group Inc.'s Current Report on Form 8-K dated April 26, 1994, have been audited by Price Waterhouse, independent accountants, as indicated in their report thereon and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The registrant estimates that expenses in connection with the offering described in this Registration Statement will be as follows:

Securities and Exchange Commission filing fee..........................  $ 2,864.00
New York Stock Exchange listing fee....................................    2,900.00
Accountant's fees and expenses.........................................   15,000.00
Legal fees and expenses................................................    5,000.00
Miscellaneous..........................................................    5,000.00
                                                                         ----------
        Total..........................................................  $   30,764
                                                                         ----------
                                                                         ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 607.0850 of the Florida Business Corporation Act empowers the Registrant to indemnify, subject to the standards set forth therein, any person in connection with any proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the Registrant (or served at the request of the Registrant in certain similar capacities with other entities).
Article XI of the Registrant's Bylaws provide for the indemnification by the Registrant of each director, officer, employee or agent of the Registrant to the full extent permitted by Florida law.

    The  Registrant  has  entered  into  indemnification  agreements  with   its
directors and officers.

ITEM 16. EXHIBITS.

         NUMBER AND DESCRIPTION OF EXHIBIT
         ----------------------------------------------------------------------
         Articles of Incorporation of the Registrant, as amended (incorporated
 3(i)    by reference to Exhibit 3(i) of the Registrant's Annual Report on Form
         10-K for the fiscal year ended December 31, 1993).
         Bylaws of the Registrant, as amended (incorporated by reference to
  3(ii)  Exhibit 3(ii) of the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 31, 1993).
  5      Opinion of legal counsel (including consent).
 23.1    Consent of Arthur Andersen & Co.
 23.2    Consent of Ernst & Young.
 23.3    Consent of Price Waterhouse.
 23.4    Consent of legal counsel (included in Exhibit 5).

ITEM 17. UNDERTAKINGS.

    The registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by  means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 10, 1994.

                                          SPELLING ENTERTAINMENT GROUP INC.

                                          By: /s/ STEVEN R. BERRARD
                                             -----------------------------------
                                             Steven R. Berrard
                                             PRESIDENT AND CHIEF EXECUTIVE
                                          OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ---------------------------------------  ----------------
                /s/ H. WAYNE HUIZENGA
     -------------------------------------------        Chairman of the Board                      May 10, 1994
                  H. Wayne Huizenga                      of Directors
                  /s/ AARON SPELLING
     -------------------------------------------        Vice Chairman of the Board                 May 10, 1994
                    Aaron Spelling                       of Directors
                /s/ STEVEN R. BERRARD                   President, Chief Executive
     -------------------------------------------         Officer and Director                      May 10, 1994
                  Steven R. Berrard                      (Principal Executive Officer)
                                                        Senior Vice President,
                 /s/ THOMAS P. CARSON                    Treasurer and Chief
     -------------------------------------------         Financial Officer                         May 10, 1994
                   Thomas P. Carson                      (Principal Financial Officer)
                /s/ KATHLEEN COUGHLAN                   Vice President and
     -------------------------------------------         Corporate Controller                      May 10, 1994
                  Kathleen Coughlan                      (Principal Accounting Officer)
                 /s/ JOHN T. LAWRENCE
     -------------------------------------------        Director                                   May 10, 1994
                   John T. Lawrence

                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ---------------------------------------  ----------------
                 /s/ S. CRAIG LINDNER
     -------------------------------------------                       Director                    May 10, 1994
                   S. Craig Lindner
               /s/ ALFRED W. MARTINELLI
     -------------------------------------------                       Director                    May 10, 1994
                 Alfred W. Martinelli
                 /s/ JOHN L. MUETHING
     -------------------------------------------                       Director                    May 10, 1994
                   John L. Muething

                       SPELLING ENTERTAINMENT GROUP INC.
                                 EXHIBIT INDEX

             NUMBER AND DESCRIPTION OF EXHIBIT
             --------------------------------------------------------------------------------------------------------
      3(i)   Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3(i) of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993)
     3(ii)   Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3(ii) of the Registrant's
             Annual Report on Form 10-K for the year ended December 31, 1993)
         5   Opinion of legal counsel (including consent)
      23.1   Consent of Arthur Andersen & Co.
      23.2   Consent of Ernst & Young
      23.3   Consent of Price Waterhouse
      23.4   Consent of legal counsel (included in Exhibit 5)